Exhibit 8.2
[Letterhead of Porter Wright Morris & Arthur LLP]
October 10, 2007
Oak Hill Financial, Inc.
14621 S.R. 93
Jackson, Ohio 45640
Re:     Agreement and Plan of Merger dated as of July 19, 2007 by and between WesBanco, Inc., WesBanco Bank, Inc., Oak Hill Financial, Inc., and Oak Hill Banks
Ladies and Gentlemen:
     We have acted as counsel for Oak Hill Financial, Inc. (“Oak Hill”), an Ohio corporation, in connection with the Merger, as defined and described in the Agreement and Plan of Merger dated as of July 19, 2007 (the “Merger Agreement”), of Oak Hill with and into WesBanco, Inc., a West Virginia corporation (“WesBanco”). We have assisted in the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes the Joint Proxy Statement (the “Proxy Statement”), filed with the Securities and Exchange Commission (the “Commission”). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement. References herein to the Merger Agreement shall include all exhibits and schedules thereto.
     In connection with this opinion letter, we have examined the Merger Agreement, the Registration Statement, the Proxy Statement, and the representation letters of Oak Hill and WesBanco delivered to us pursuant to the Merger Agreement and for purposes of this opinion letter (the “Representation Letters”). In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the due authorization, execution and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.
     For purposes of this opinion, we have assumed that (i) the Merger will be consummated in the manner described in Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations and covenants made by Oak Hill and WesBanco in their respective Representation Letters are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of” or “to the best knowledge of” or based on the belief of Oak Hill, or WesBanco or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion is based solely on the documents that we have examined and the representations made by Oak Hill and WesBanco referred to above, which we have assumed will be true as of the Effective Time. If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.
     This opinion letter is based as to matters of law solely on the United States Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in material modifications of our opinion. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, although we believe that our opinion set forth herein will be sustained if challenged, an opinion of counsel with respect to an issue is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.
     Based upon the foregoing, and subject to the assumptions and qualifications set forth herein and in the Registration Statement, it is our opinion that:
     (1)     The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;
     (2)     Each of Oak Hill and WesBanco will be a party to the reorganization within the meaning of Section 368(a) of the Code; and
     (3)     The legal conclusions regarding federal income tax matters in the discussion in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” constitutes our opinion subject to the assumptions, exceptions, limitations, and conditions set forth therein and herein.
     We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We disclaim any undertaking to advise you of any subsequent changes regarding the matters stated, represented, or assumed herein or any subsequent changes in applicable law, regulations, or interpretations thereof. We are members of the Bar of the State of Ohio, and we do not express any opinion herein concerning any law other than the federal tax law of the United States.
     This opinion letter is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm name in the Proxy Statement in connection with the references to this opinion letter and the material U.S. federal income tax consequences of the Merger. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Porter Wright Morris & Arthur LLP